Exhibit (h)(3)

                            ADMINISTRATION AGREEMENT

AGREEMENT made this 11th day of May, 2001 between LMCG Funds (the "Trust"), a Massachusetts business trust, on behalf of its series, and Funds Distributor, Inc. ("FDI"), a Massachusetts corporation.

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of the series as listed on Schedule A, as such Schedule may be amended from time to time (each a "Fund," collectively, the "Funds");

WHEREAS, the Trust has entered into a distribution agreement with FDI (the "Distribution Agreement") for the distribution by FDI of certain classes of shares of beneficial interest (the "Shares") in the Trust;

WHEREAS, the Trust desires to retain FDI to assist it in performing certain services with respect to the Shares of the Trust and FDI is willing to perform such services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the parties agree as follows:

1. Services provided by FDI. FDI will assist the Trust in providing services to each Fund as may be reasonably requested by the Trust from time to time. At the direction of the Trust, specific assignments may include any of the services listed in Exhibit A.

2. Services Provided by the Trust. In furtherance of the responsibilities under this Agreement, the Trust will provide or cause the provision of certain services, as listed in Exhibit B.

3. Compensation; Reimbursement of Expenses. The Trust, on behalf of each Fund, hereby agrees to pay to FDI the compensation set forth on Exhibit C attached hereto for the services described in this Agreement.

4. Effective Date. This Agreement shall become effective on the date first above written; and with respect to a Fund, also as of the date first written above or, if a particular Fund is not in existence on that date, on the date FDI becomes the distributor of the shares of such Fund; Schedule A to this Agreement shall be deemed amended to include such Fund and any classes of Shares of such Fund from and after such date.

5. Term.


         (a) This Agreement shall continue for an initial one-year period and shall continue thereafter for successive one-year terms, unless terminated pursuant to the provision of sub-section (c) of this Section 5, so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees and by a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust.

         (b) The provisions of Section 6 and 7 shall survive termination of this Agreement and continue in full force and effect. Compensation due FDI and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination.

         (c) Either the Trust or FDI shall have the right to immediately terminate this Agreement, if (i) a material breach of any provision of this Agreement has been committed by the other party; (ii) the non-breaching party delivers notice that the other party is in breach of any of its obligations under this Agreement; and (iii) either (a) the action or inaction of the breaching party giving rise to the cause for termination is not capable of being remedied or (b) if such action or inaction is capable of being remedied, the breaching party shall not have remedied such action or inaction within thirty (30) days after such notice.

6.       Standard of Care and Indemnification.

         (a) The Trust shall indemnify and hold FDI, its officers, directors, employees, shareholders, affiliated persons (as such term is defined in the 1940 Act) and agents (collectively the "FDI Indemnified Parties" and each individually an "FDI Indemnified Party") harmless from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including, but not limited to, any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or claim), which such FDI Indemnified Party or FDI Indemnified Parties may be or become subject to or liable for by reason of or in connection with this Agreement, FDI's provision of services pursuant to this Agreement, or any other matter, event or transaction in any way relating to or connected with this Agreement or the subject matter hereof; provided, however, that an FDI Indemnified Party shall not be entitled to indemnification hereunder to the extent, but only to the extent, that it shall have been finally determined by a court of competent jurisdiction that such loss, claim, damage, expense or liability was caused directly (or indirectly contributed to) and proximately by action or omission of FDI and that such action or omission involved bad faith, negligence or intentional misconduct by FDI.

         (b) FDI shall indemnify and hold the Trust, its officers, directors, employees, shareholders, affiliated persons (as such term is defined in 1940 Act) and agents (collectively the "Trust Indemnified Parties" and each individually an "Trust Indemnified Party") harmless from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including, but not limited to, any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or claim), which such Trust Indemnified Party or Trust

         Indemnified Parties may be or become subject to or incur by reason of this Agreement or under the 1933 Act, the 1934 Act, common law or otherwise, but only to the extent that such loss, claim, damage, expense or liability incurred by a Trust Indemnified Party shall arise out of or be based on (i) any breach of any covenant or obligation of FDI contained in this Agreement, (ii) any failure by FDI to comply with any laws applicable with its performance of services under this Agreement or (iii) a final determination by a court of competent jurisdiction that such loss, claim, damage, expense or liability was caused directly or proximately by an action or omission of FDI involving bad faith, gross negligence or intentional misconduct by FDI; provided that a Trust Indemnified Party shall not be entitled to indemnification hereunder to the extent, but only to the extent, that it shall have been finally determined by a court of competent jurisdiction that such loss, claim, damage, expense or liability was caused directly and proximately by action or omission of the Trust and that such action or omission involved bad faith, negligence or intentional misconduct by the Trust.

         (c) In order to provide for just and equitable contribution in circumstances in which the terms of Section 6(a) or 6(b) are applicable, but for any reason the indemnification provided for therein is held to be unavailable, the Trust and FDI shall contribute to the aggregate losses, claims, damages, expenses and liabilities (including, but not limited to, any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or claim) which any of the FDI Indemnified Parties or Trust Indemnified Parties (as defined above), respectively, may be subject to or liable for in proportion to the relative fault of the Trust, on the one hand, and FDI, on the other hand; provided, however, that in determining relative fault, there shall be considered the relative benefits received by each party from the transactions giving rise to the loss, claim, damage, expense or liability, the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances; provided, further, that in no event shall FDI be required to contribute in the aggregate hereunder any amount in excess of the aggregate compensation received by it for its services during the immediately preceding 12 month period. Neither the Trust nor FDI shall have any other right of contribution in connection herewith.

         (d) The applicable indemnified party, promptly and in any event within ten (10) days after receipt of notice of commencement of any action, suit, proceeding or claim in respect of which a claim for indemnification may be made by it, shall notify the applicable indemnifying party in writing of the commencement of such action, suit, proceeding or claim, enclosing a copy of all papers served. However, the omission to so notify the applicable indemnifying party of any such action, suit, proceeding or claim shall not relieve such indemnifying party from any liability that it may have under Section 6(a) or (b), as applicable, of this Agreement except to the extent that the ability of such indemnifying party to defend such action, suit, proceeding or claim is materially adversely affected.

         (e) In case any such action, suit, proceeding or claim for which indemnity may be payable hereunder shall be brought against an FDI Indemnified Party or Trust Indemnified Party, as applicable (an "Indemnified Party"), and such Indemnified Party shall notify the applicable indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate in, and to the extent that such indemnifying party shall wish to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, subject to the further provisions of this paragraph. After written notice from such indemnifying party to such Indemnified Party of its election to so assume the defense thereof, such indemnifying party shall not be liable to the applicable Indemnified Parties for any additional attorneys' fees or other expenses of litigation, other than reasonable costs of investigation subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless (i) the employment of counsel by such Indemnified Parties has been authorized in writing by such indemnifying party, such authorization not to be unreasonably withheld or delayed; (ii) such Indemnified Parties shall have obtained a written opinion of counsel reasonably acceptable to such indemnifying party that there exists a conflict of interest between such Indemnified Parties and the relevant party in the conduct of the defense of such action or that there are one or more defenses available to such Indemnified Parties that are unavailable to such indemnifying party (in which case such indemnifying party shall not have the right to direct the defense of such action on behalf of such Indemnified Parties); or
         (iii) such indemnifying party shall not in fact have employed counsel reasonably satisfactory to such Indemnified Parties to assume the defense of such action, in each of which cases the reasonable fees and expenses of counsel utilized by such Indemnified Parties shall be at the expense of such indemnifying party, it being understood, however, that such indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for an Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, under the circumstances described in clause (ii) above, the applicable Indemnified Parties shall be entitled to retain an additional law firm, in any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, provided such Indemnified Parties have obtained a written opinion of counsel reasonably acceptable to the indemnifying party that a conflict of interest exists that would preclude the use of a single law firm, in which case the indemnifying party shall be liable for the reasonable fees and expenses of counsel designated by the Indemnified Parties in writing. All such fees and expenses which are at the expense of an indemnifying party hereunder shall be promptly paid by such indemnifying party.

         (f) Nothing in this Agreement shall be construed as limiting an Indemnified Party's rights to employ counsel at its own expense or to obtain indemnification for amounts reasonably paid to adverse claimants in satisfaction of any judgments or in settlement of any actions, suit, proceeding or claims, except that no party hereto shall be liable for any settlement of any action, suit, proceeding or claim effected without its written consent. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of an Indemnified Party without such Indemnified Party's written consent.

7. Confidentiality. During the term of this Agreement, FDI and the Trust may have access to confidential information relating to such matters as either party's business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to FDI or the Trust which is of value to FDI or the Trust and the disclosure of which could result in a competitive or other disadvantage to either party. Confidential Information includes, without limitation, financial information, proposal and presentations, reports, forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known through lawful means; (ii) at the time of receipt the information was already actually known to the other party; or (iii) the information is disclosed to the other party without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from FDI or the Trust, as the case may be, or any of their respective principals, employees, affiliated persons, or affiliated entities. The parties understand and agree that all Confidential Information shall be kept confidential by the other both during and after the term of this Agreement. The parties further agree that they will not, without the prior written approval by the other party, disclose such Confidential Information, or use such Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of this Agreement and as approved by the other party or as required by law.

8. Record Retention and Confidentiality. FDI shall keep and maintain on behalf of the Funds all books and records which the Funds and FDI are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. FDI further agrees that all such books and records shall be the property of the Funds and to make such books and records available for inspection by or upon the request of the Funds, by the Trust, or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Funds and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

9. Rights of Ownership. All computer programs and procedures developed to perform the services to be provided by FDI under this Agreement are the property of FDI. All records and other data except such computer programs and procedures are the exclusive property of the Funds and all such other records and data will be furnished to the Trust and/or the Funds in appropriate form as soon as practicable after termination of this Agreement for any reason.

10. Return of Records. FDI may at its option at any time, and shall promptly upon the demand of the Trust and/or the Funds, turn over to the Trust and/or the Funds and cease to retain FDI's files, records and documents created and maintained by FDI pursuant to this Agreement which are no longer needed by FDI in the performance of its services or for its legal protection. If not so turned over to the Trust and/or the Funds, such documents and records will be retained by FDI for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust and/or the applicable Fund unless the applicable Fund authorizes in writing the destruction of such records and documents.

11. Representations of the Trust. The Trust represents and warrants that this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

12.      Representations of FDI.


         (a) FDI represents and warrants that this Agreement has been duly authorized by FDI and, when executed and delivered by FDI, will constitute a legal, valid and binding obligation of FDI, enforceable against FDI in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         (b) FDI further represents and warrants that it is a member of the NASD and agrees to abide by all of the rules and regulations of the NASD, including, without limitation, its Conduct Rules. FDI agrees to comply with all applicable federal and state laws, rules and regulations. FDI agrees to notify the Trust immediately in the event of its expulsion or suspension by the NASD. Expulsion of FDI by the NASD will automatically terminate this Agreement immediately without notice. Suspension of FDI by the NASD will terminate this Agreement effective immediately upon written notice of termination to FDI from the Trust.

13. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the Trust at the following address: LMCG Funds, 231 Royal Palm Way, Palm Beach, FL 33480, Attention: President; and to FDI at the following address: 60 State Street, Suite 1300, Boston, MA 02109,
Attention: President with a copy to General Counsel, or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.

14. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

15. Assignment. This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party.

16. Governing Law. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

17. Use of the Trust Name. The Trust consents to FDI's non-exclusive use of the "LMCG Funds" name solely in connection with FDI's website, trade advertisements, client lists and mutual fund industry conferences and displays. FDI agrees and acknowledges that LMCG Funds and/or affiliates own all right, title, and interest in the name "LMCG Funds" and will only use the name as stated herein.

18. Services Not Exclusive. The Fund and the Trust hereby acknowledge that the services provided hereunder by FDI are not exclusive. Nothing herein shall be deemed to limit or restrict FDI's right, or the right of any of FDI's officers, directors or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, fund, firm, individual or association, as well as provide distribution services to any other mutual fund, including any fund which may directly compete with or be similar to the Trust.

19. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

20. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

21. Massachusetts Business Trust. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trusts as Trustees and not individually and that the obligations under this instrument are not binding upon any of the Trustees or holders of shares of beneficial interest of any such Fund individually but are binding only upon the respective assets and property of each Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                       LMCG FUNDS, on behalf of each Fund

                                       By:  /s/ Terry H. Gardner
                                            -----------------------------------

                                       Name:  Terry H. Gardner
                                            -----------------------------------

                                       Title:  Vice President

                                            -----------------------------------

                                       FUNDS DISTRIBUTOR, INC.

                                       By:  /s/ Margaret W. Chambers
                                            -----------------------------------

                                       Name:  /s/ Margaret W. Chambers
                                            -----------------------------------

                                       Title:  Executive Vice President
                                            -----------------------------------

                                                             Dated: May 11, 2001




                                   SCHEDULE A
                            TO THE SERVICES AGREEMENT
                                     BETWEEN
                     LMCG FUNDS AND FUNDS DISTRIBUTOR, INC.


1.       Funds                                         2.  Classes
LMCG Small Cap Growth Fund                             A Shares
LMCG Mid Cap Growth Fund                               A Shares
LMCG Small Cap Tax-Sensitive Fund                      A Shares
LMCG Technology Fund                                   A Shares
LMCG Internet Fund                                     A Shares





                                       LMCG FUNDS, on behalf of each Fund

                                       By:  /s/ Terry H. Gardner
                                            -----------------------------------

                                       Name:  Terry H. Gardner
                                            -----------------------------------

                                       Title:  Vice President
                                            -----------------------------------

                                       FUNDS DISTRIBUTOR, INC.

                                       By:  /s/ Margaret W. Chambers
                                            -----------------------------------

                                       Name:  /s/ Margaret W. Chambers
                                            -----------------------------------

                                       Title:  Executive Vice President
                                            -----------------------------------

                                                                       EXHIBIT A

                  SERVICES PROVIDED BY FUNDS DISTRIBUTOR, INC.
                            Legal Management Services

         Subject to the oversight of Trust counsel, FDI will provide the following routine legal management services ("Routine Legal Management Services"):

1.  Corporate and Secretarial Services

         (a) Provide Secretary and the necessary complement of Assistant Secretaries for the Funds.

         (b) Maintain general corporate calendar and track all legal and compliance requirements through annual cycles.

         (c) Prepare board meeting materials (four (4) quarterly board meetings per year), including but not limited to:

         - Prepare agenda and background materials for legal approval, including explanatory memorandums and resolutions

         -        Make presentations

         - Monitor annual approval requirements (e.g., contracts, procedures and plans)

         - Prepare extensive background material for annual review of advisory fees, major corporate structural changes, etc.

         -        Prepare minutes

         -        Follow-up on matters raised at meetings

         - Keep board of directors apprised of important and relevant industry developments

         (d) Maintain Agreement and Declaration of Trust and By-Laws of the
         Funds.

         (e) Draft contracts, assist in negotiation and planning, as appropriate. For example negotiate, draft and keep current the following contracts: (i) investment advisory and sub-advisory contracts; (ii) distribution agreement; (iii) broker-dealer and other intermediary agreements; (iv) transfer agency agreement; (v) custody agreement; (vi) administration agreement and sub-administration agreement; (vii) Rule 12b-1 plans and related agreements; (viii) shareholder servicing plans and related agreements; (ix) IRA custodian agreements; (x) repurchase agreements; (xi) futures account agreement and procedural safekeeping agreement; (xii) loan agreements; and (xiii) various other routine agreements and amendments.

         (f) Draft and maintain Fund procedures and plans, as appropriate, including (i) code of ethics, (ii) Rule 2a-7 procedures, (iii) Rule 17a-7 procedures, (iv) Rule 17e-1 procedures, (v) Rule 10f-3 procedures, (vi) Rule 144A/liquidity/valuation procedures,

         (vii) repurchase agreement standards and guidelines, (viii) securities lending arrangements and (ix) dividend procedures.

         (g) Prepare organizational board meeting materials for new funds and/or registrants.

2.  SEC and Public Disclosure Assistance

         (a) Prepare and file one annual amendment (which may be comprised of a filing made pursuant to Rule 485(a) under the 1933 Act followed by a related Rule 485(b) filing) to the Funds' registration statement each year, including updating prospectuses and statement of additional information (not including any amendment requiring major prospectus revisions or the addition of new portfolios or classes).

         (b) Coordinate/monitor EDGAR (Electronic Data Gathering Analysis and Retrieval System) on-line filings related to post-effective amendments, Form N-SAR, Form 24F-2, annual and semiannual shareholder reports.

         (c) Review Form N-SAR, Form 24F-2, annual and semi-annual shareholder reports for legal disclosure requirements and file with the SEC.

         (d) Monitor fidelity bond and directors' and officers' errors and omissions policies and file such fidelity bond with the SEC.

         (e) Provide legal assistance for shareholder communications.

         (f) Provide advice regarding long-term planning, including the creation of new portfolios, corporate or trust structural changes, mergers, acquisitions, and other asset gathering plans including new distribution methods.

         (g) Maintain effective communications with Fund counsel; counsel to the "non-interested" directors and to the Funds' local counsel.

         (h) Create and implement timing and responsibility system for outside legal counsel when necessary to implement major projects and the legal management of such projects.

         (i) Monitor activities and billing practices of outside counsel performing services for the fund or in connection with related fund activities.

3.  Compliance

         (a) Consulting regarding all testing that is done by the fund accountant to assist the adviser in complying with Fund prospectus guidelines and limitations, 1940 Act requirements, and Internal Revenue Code requirements.

         (b) Consultation and advice for resolution of compliance questions along with Fund counsel and the fund accountant.

         (c) Assist in the management of SEC and other regulatory examinations.

         (d) Assist in developing guidelines and procedures to improve overall compliance by the Fund and its various agents.

         (e) Provide advice with regard to Fund litigation matters, routine Fund examinations and investigations by regulatory agencies.

         (f) Maintain legal liaison with and provide legal advice and counsel to the Fund regarding its relationships, contractual or otherwise, with the various Fund agents, such as the investment adviser, custodian, transfer agent, and auditors with respect to their activities on behalf of the Funds.

         (g) Provide advice regarding all portfolio distribution arrangements for compliance with applicable banking and broker/dealer regulations.

                                     * * *

         FDI is also willing to provide certain extraordinary legal management services ("Extraordinary Legal Management Services") to the Funds. All of the extraordinary legal functions set forth below may be accomplished wholly or partially by FDI depending upon the circumstances (e.g., work flow and timing demands) surrounding each request.

         Additional compensation payable by the Trust to FDI for the provision of extraordinary services is either (i) a flat fee to be negotiated after the scope of the project has been accurately and completely defined; or (ii) a fee for a particular project based on an hourly rate, as mutually determined by the parties, depending upon the complexity of the project. Only personnel with an Assistant Vice President title or higher with FDI would bill on an hourly basis.

         Extraordinary Legal Management Services may, depending upon the circumstances, include the following:

         (a)      Shareholder Meetings

         -        Draft Proxies

         -        Organize, attend and keep minutes

         - Work with the transfer agent on solicitations and vote tabulation

         -        Provide legal presence at meetings

         (b)      Draft Proxy/Solicitation Documents on Form N-14 (Fund
                  Mergers).

         (c) A post-effective amendment that involves major prospectus revisions or the addition of new investment portfolios or classes.

         (d) Board meeting materials for significant corporate restructuring or other major changes as well as more than four board meetings during a twelve month period.

         (e) More than one post-effective amendment in any twelve month period.


         (f) Monitor and participate in the preparation of no-action requests and application documents for exemptive orders.